Exhibit 10(a)

FPL GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
(effective January 1, 2009)

Annual Retainer (payable quarterly in common stock or cash)	$50,000
Board or Committee meeting fee	$2,000/meeting
Audit Committee Chair retainer (annual) (payable quarterly)	$15,000
Other Committee Chair retainer (annual) (payable quarterly)	$10,000
Annual grant of restricted stock (under Non-Employee Directors Stock Plan)	that number of shares determined by dividing $100,000 by closing price of FPL Group common stock on effective date of grant (rounded up to the nearest 10 shares)
Miscellaneous	- Travel and Accident Insurance while on Company business.
- Certain directors accrue dividends and interest on the phantom stock units granted to them upon the termination of the Non-Employee Director Retirement Plan in 1996.

- Travel and related expenses while on Board business are paid or reimbursed by the Company. Directors may travel on Company aircraft in accordance with the Company's Aviation Policy (primarily to or from Board meetings and while on Board business; in limited circumstances for other reasons).

- Directors may participate in the Company's Deferred Compensation Plan
- Directors may participate in the Company's matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor.